Exhibit 99.1

CONTACT:	W. Gray Hudkins
Chief Operating Officer
(631) 667-1200, ext. 226

Joseph P. Ciavarella
Vice President and
Chief Financial Officer
(631) 667-1200, ext. 233

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR
THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005;
INTENDS TO RESTATE PRIOR TWO QUARTERS

Deer Park, New York – November 21, 2005- Langer, Inc. (NASDAQ:GAIT) today reported net income for the three months ended September 30, 2005 of approximately $236,000, or $.02 per fully diluted share, as compared to net income for the three months ended September 30, 2004 of approximately $44,000, or $.01 per fully diluted share.  For the nine months ended September 30, 2005, Langer reported net income of approximately $423,000, or $.06 per fully diluted share, as compared to a net loss of approximately $(98,000), or $(.02) per fully diluted share for the nine months ended September 30, 2004.  The principal reason for the increase in net income in the three months ended September 30, 2005 was the contribution from Silipos partially offset by losses incurred by the Company’s historic business due principally to a decrease in net sales. The Company also announced that it will restate the financial statements for the three months ended March 31, 2005, and the three and six months ended June 30, 2005. Additional information regarding the restatements is provided below.

Net income for the nine months ended September 30, 2005 included a non-recurring non-cash gain of $1,750,000 with respect to the change in the fair value of a put option, offset by interest incurred on acquisition-related indebtedness that was not outstanding in the prior year period of approximately $842,000, and the write-off of unamortized debt discount and related debt placement costs of approximately $630,000 relating to the repayment of the $5,500,000 7% senior subordinated notes (the “Subordinated Notes”), which was included in interest expense.  Depreciation of property and equipment and amortization of identifiable intangible assets was approximately $1,199,000 for the nine months ended September 30, 2005 and approximately $410,000 for the three months then ended.

Net sales for the three months ended September 30, 2005 were approximately $10,531,000, as compared to approximately $6,285,000 for the three months ended September 30, 2004, an increase of approximately 67.6%.  Net sales for the nine months ended September 30, 2005 were approximately $30,980,000, as compared to approximately $18,597,000 for the nine months ended September 30, 2004, an increase of approximately 66.6%.  The principal reason for the increase in net sales, in the three and nine months ended September 30, 2005, was the net sales generated by Silipos.

Gross profit as a percentage of net sales for the three months ended September 30, 2005 was approximately 45.3%, as compared to approximately 36.2% for the three months ended September 30, 2004.  Gross profit as a percentage of net sales for the nine months ended September 30, 2005 was approximately 45.9%, as compared to approximately 35.7% for the nine months ended September 30, 2004.  The principal reason for the increase in gross profit as a percentage of net sales, in the three and nine months ended September 30, 2005, was the gross profit contribution of Silipos.  Included in cost of sales are reserves provided with respect to obsolete inventory totalling approximately $133,000 for the nine months ended September 30, 2005.

General and administrative expenses for the three months ended September 30, 2005 were approximately $2,421,000, or approximately 23.0% as a percentage of net sales, as compared to approximately $1,259,000, or approximately 20.0% as a percentage of net sales for the three months ended September 30, 2004, representing an increase of approximately $1,162,000.  General and administrative expenses for the nine months ended September 30, 2005 were approximately $7,267,000, or approximately 23.5% as a percentage of net sales, as compared to approximately $3,777,000, or approximately 20.3% as a percentage of net sales for the nine months ended September 30, 2004, representing an increase of approximately $3,490,000.  Included in such amount for the nine months ended September 30, 2005 are legal expenses associated with certain litigation totalling $150,000.

Selling expenses for the three months ended September 30, 2005 were approximately $1,747,000, or approximately 16.6% as a percentage of net sales, as compared to approximately $790,000, or approximately 12.6% as a percentage of net sales for the three months ended September 30, 2004.  Selling expenses for the nine months ended September 30, 2005 were approximately $5,701,000, or approximately 18.4% as a percentage of net sales, as compared to approximately

$2,384,000, or approximately 12.8% as a percentage of net sales for the nine months ended September 30, 2004.  The principal reason for the increases in the 2005 periods over the 2004 periods is the historically higher selling expenses of Silipos, which was acquired at the end of the third quarter of 2004.

Interest expense for the three months ended September 30, 2005 was approximately $338,000, as compared to approximately $197,000 for the three months ended September 30, 2004, an increase of approximately $141,000.  Interest expense for the nine months ended September 30, 2005 was approximately $2,396,000, as compared to approximately $603,000 for the nine months ended September 30, 2004, an increase of approximately $1,793,000.  Included in interest expense for the nine months ended September 30, 2005 is approximately $842,000 associated with the Silipos acquisition-related indebtedness that was not outstanding in the prior year period, and the write-off of unamortized debt discount and related debt placement costs associated with the repayment of the Subordinated Notes totalling approximately $630,000.

Cash and cash equivalents at September 30, 2005 were approximately $18,445,000, as compared to approximately $3,910,000 at December 31, 2004, an increase of approximately $14,535,000.  Working capital at September 30, 2005 was approximately $9,963,000, as compared to approximately $1,387,000 at December 31, 2004, an increase of approximately $8,576,000.  The increases in cash, cash equivalents and working capital are primarily attributable to the net proceeds from the underwritten public offering of 5,226,989 shares of common stock at $6.50 per share, of approximately $29,300,000, less the proceeds utilized to repay the Silipos acquisition-related indebtedness totalling $16,000,000, plus interest.

Gray Hudkins, the Company’s Chief Operating Officer, said, “Our cash position remains strong at almost $18.5 million.  We have recently undertaken steps to further integrate and address operating issues across all of our businesses.  The goal is to better integrate marketing initiatives as well as streamline operations to improve customer service.  We believe that these efforts will help us to stabilize and grow our existing businesses.  Also, during the quarter we added personnel in a number of areas, including hiring a new Managing Director for our UK operations, who will now oversee not only the historical Langer business in the UK but also manage the UK Silipos orthopedics business as well.  We also hired dedicated management personnel in the production area of ankle foot orthotics, which will allow us to increase capacity in that product line, and we have added a new Director of Clinical Education to provide support to our customers and also lead the combined Langer and Silipos education program, which will include over 40 seminars and workships in the next twelve months.”

Mr. Hudkins continued, “During the quarter we began the process of going live with our new JD Edwards IT platform.  We believe this platform will enhance our ability to market ourselves as a one stop shop for certain customer segments and make our back office administration more efficient.  Also, we continue to actively pursue our acquisition strategy targeting among others, companies involved in consumer- and medically-oriented personal care products, skincare product groups, cosmeceuticals, cosmetics, hair care and related products, as well as certain orthopedic and consumer healthcare products, designed to expand and complement our current orthopedic and skincare businesses.”

Mr. Hudkins concluded, “Lastly, as we previously reported, at the end of the year Andrew Meyers will no longer serve as our President and CEO and we are pleased to report that the transition of his duties to me and other members of the team has been largely completed.  We are pleased that Andy will remain a member of the Board as well as a significant shareholder in the Company.   In addition, we also recently announced the addition of Stuart P. Greenspon to our Board of Directors.  Stuart will also serve as a member of the Audit Committee, bringing us into compliance with Nasdaq regulations requiring the Audit Committee to be composed of three independent directors.”

Restatement of Quarters Ended March 31, 2005 and June 30, 2005

On November 18, 2005, the Company concluded that its previously filed condensed consolidated financial statements contained in its Form 10-Q for the three months ended March 31, 2005, and the three and six months ended June 30, 2005, should no longer be relied upon and needed to be restated. The restatement is required as a result of the Company’s accounting for the grant to Kanders & Company, Inc. (“Kanders & Co.”), the sole stockholder of which is Warren B. Kanders, the Chairman of the Board of Directors, of options to purchase 240,000 shares of the Company’s common stock (the “Options”) on November 12, 2004, and 100,000 restricted shares of the Company's common stock the (“Restricted Stock”), and also as a result of certain overstated liabilities.

Previously, the Company associated the Options grant with the duties performed by Mr. Kanders as Chairman of the Board, and accounted for the service period relating to the Restricted Stock award as having commenced on September 1, 2005.  The Company has now determined that (i) 225,000 of the 240,000 Options granted should be accounted for as granted for services rendered as a consultant to the Company, and (ii) the performance condition relate to the Restricted Stock grant was satisfied in June 2005 upon consummation of the Company's public offering.  To record this correction, the Company has restated the aforementioned periods to record stock option and stock award compensation of $211,869 and $238,869 in the three months ended

March 31, 2005, and June 30, 2005, respectively, in accordance with Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” as non-cash stock option and stock award compensation expense. Additionally, the Company determined that certain liabilities for professional fees and other general and administrative expenses had been overstated during the periods described above, and they have also been corrected.

The condensed consolidated financial statements as of and for the three months ended March 31, 2005, and the three and six months ended June 30, 2005 will be restated on Form 10-Q/A, which is expected to be filed as soon as practicable. The additional expense resulting from the non-cash stock option and stock award compensation for the three months ended March 31, 2005 is approximately $212,000, and for the three and six months ended June 30, 2005 is approximately $239,000 and approximately $451,000, respectively. As a result of the reversal of certain accruals, professional fees and other general and administrative expenses will be reduced by approximately $247,000 for the three months ended March 31, 2005, increased by approximately $35,000 for the three months ended June 30, 2005, and decreased by approximately $211,000 for the six months ended June 30, 2005. Earnings per share on a fully diluted basis was unchanged at $.22 for the three months ended March 31, 2005, decreased from ($.19) to ($.24) for the three months ended June 30, 2005, and decreased from $.08 to $.03 for the six months ended June 30, 2005. Further information about the effects of the restatement on the Company’s financial statements are set forth in the Current Report on Form 8-K filed November 21, 2005, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets.  In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets.  The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals.  Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  The Company may use words such as “anticipates,” “believes,” “plans,” “expects,”

“intends,” “future” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-1, its 2004 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks.

LANGER, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net sales	$10,530,606	$6,285,384	$30,979,543	$18,596,823
Cost of sales	5,757,716	4,007,133	16,745,537	11,957,703
Gross profit	4,772,890	2,278,251	14,234,006	6,639,120

General and administrative expenses	2,420,705	1,259,016	7,267,417	3,777,039
Selling expenses	1,747,095	790,038	5,700,867	2,384,172
Research and development expenses	112,497	—	352,672	—
Operating income	492,593	229,197	913,050	477,909

Other income (expense):
Interest income	164,503	47,347	279,850	135,715
Interest expense	(337,798)	(196,689)	(2,396,357)	(602,860)
Change in fair value of Put Option	—	—	1,750,000	—
Other	(812)	2,013	46,415	4,507

Other (expense) income, net	(174,107)	(147,329)	(320,092)	(462,638)

Income before income taxes	318,486	81,868	592,958	15,271

Provision for income taxes	82,895	38,000	169,895	113,000
Net income (loss)	$235,591	$43,868	$423,063	$(97,729)

Net income (loss) per common share:
Basic	$.02	$.01	$.07	$(.02)
Diluted	$.02	$.01	$.06	$(.02)

Weighted average number of common shares used in computation of net income (loss) per share:
Basic	9,621,293	4,380,851	6,444,736	4,380,707
Diluted	10,153,602	4,748,812	6,986,972	4,380,707